EXHIBIT 99.1

Puradyn Releases 2015 3rd Quarter and Nine Months Unaudited Financial Results

Boynton Beach, FL – November 13, 2015 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of puraDYN® bypass oil filtration systems that keep oil in high-value engines in “like new” condition, reducing oil changes and maintenance costs, today reported unaudited financial results for its third quarter and nine months ended September 30, 2015.

Net sales for the three months ended September 30, 2015 were $413,359 compared to $829,402 for the same period in 2014, a decrease of 50%. Net sales for the nine-month period ending September 30, 2015 were $1,639,688, compared to $2,496,584, a decrease of 34%, primarily due to a number of customers that continue to be negatively affected by the volatility in market conditions.

The Company reported a net loss of $386,523, or $(0.01) per share, basic and diluted for the three months ended September 30, 2015, compared to a net loss of $282,073, or $(0.01) per share, basic and diluted, for the same period in 2014; and a net loss of $974,665 or $(0.02) per share basic and diluted, for the nine months ended September 30, 2015, compared to a net loss of $751,676 or $(0.02) per share, basic and diluted, for the comparable time period in 2014. Basic and diluted weighted average shares used in the calculation for the three months ended 2015 and 2014 were 48,683,135 and 48,856,195, respectively.  Basic and diluted weighted average shares used in the calculation for the nine months ended 2015 and 2014 were 48,683,135 and 48,760,436, respectively.

Loss from operations in the three months ended September 30, 2015 increased by $92,988, or 43%, compared to the same time period in 2014. Gross profit, as a percentage of sales, decreased by 14%, from 36% in the third quarter of 2014 to 22% in the third quarter of 2015 due to reduced sales that resulted in increased overhead allocations.   Loss from operations for the nine months ended September 30, 2015 increased by $193,740, or 34%, compared to the same time period in 2014. Gross profit, as a percentage of sales, decreased by 7%, from 38% in the nine months ended September 30, 2014 to 31% in the nine months ended September 30, 2015.

Kevin G. Kroger, President and COO, noted, “2015 has been a very difficult year for us as well as many of our top customers due to fluctuating market conditions.  Existing customers, along with some potential customers, are postponing orders until the markets begin to stabilize. However, on a brighter note, a few long-standing customers wanting to build on the fine fluid filtration performance our product has provided have asked us to provide similar fine filtration to other fluids within their operations.

“We are committed to meeting our customers’ ever-changing needs for fluid filtration, and we are confident that continued enhancements to our product line will provide the solutions our customers are requiring.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net sales	$413,359	$829,402	$1,639,688	$2,496,584
Cost of products sold	323,452	523,083	1,134,381	1,551,899
Gross profit	89,907	306,319	505,307	944,685

Costs and expenses:
Salaries and wages	227,711	293,295	660,768	830,045
Selling and administrative	172,422	230,262	604,102	680,463
	400,133	523,557	1,264,870	1,510,508

Loss from operations	(310,226)	(217,238)	(759,563)	(565,823)

Other income (expense):
Interest expense	(76,297)	(64,835)	(215,102)	(185,853)

Total other expense, net	(76,297)	(64,835)	(215,102)	(185,853)

Loss before income taxes	(386,523)	(282,073)	(974,665)	(751,676)

Income tax expense	—	—	—	—

Net loss	$(386,523)	$(282,073)	$(974,665)	$(751,676)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average common shares outstanding (basic and diluted)	48,683,135	48,856,195	48,683,135	48,760,436

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CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

kmorris@puradyn.com
http://www.puradyn.com